UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): May 2, 2016

Towerstream Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.         Submission of Matters to a Vote of Security Holders.

A special meeting of the stockholders (the “Special Meeting”) of Towerstream Corporation (the ‘Company”) was held on May 2, 2016. A total of 59,538,023 shares of common stock, constituting a quorum, were present and accounted for at the Special Meeting. At the Special Meeting, the Company’s stockholders approved the following proposals:

(i) An amendment to the Company’s Certificate of Incorporation, as amended, to effect a reverse split of the Company’s outstanding common stock at a specific ratio, within a range of 1-for-5 and 1-for-25, to be determined by the Company’s Board of Directors in its sole discretion and effected, if at all, on or before May 2, 2017.

The amendment was approved and the votes were cast as follows:

For	Against	Abstain	Broker non-votes
47,930,917	11,527,159	79,947	-

(ii) In accordance with NASDAQ Listing Rule 5635(d), the potential issuance in excess of 20% of the Company’s outstanding shares of common stock in one or more non-public offerings, where the maximum discount at which securities will be offered will be equivalent to a discount of 20% below the market price of the Company’s common stock.

The potential issuance was approved and the votes were cast as follows:

For	Against	Abstain	Broker non-votes
27,198,475	4,118,547	54,840	28,166,161

(iii) In accordance with NASDAQ Listing Rule 5635(d), the potential issuance in excess of 20% of the Company’s outstanding shares of common stock in one or more non-public offerings, where the maximum discount at which securities will be offered will be equivalent to a discount of 10% below the market price of the Company’s common stock.

The potential issuance was approved and the votes were cast as follows:

For	Against	Abstain	Broker non-votes
28,709,402	1,969,420	693,040	28,166,161

(iv) An amendment to the Company’s 2010 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder to 500,000 from 200,000.

The amendment was approved and the votes were cast as follows:

For	Against	Abstain	Broker non-votes
29,363,620	1,935,284	72,958	28,166,161

As of the record date for the Special Meeting, 66,910,149 shares of common stock were issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Dated: May 3, 2016	By:	/s/ Joseph P. Hernon
Joseph P. Hernon Chief Financial Officer